Exhibit 99.1

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN RECEIVES SBIR GRANT TO INVESTIGATE LONG TERM

TREATMENT FOR PARKINSONS DISEASE

South San Francisco, CA – July 26, 2010 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced that the National Institutes of Health (NIH) has awarded the company a grant under the Small Business Innovation Research (SBIR) program supporting the development of a long-term, non-fluctuating dopamine agonist treatment for Parkinson’s disease. The first year award in the amount of $300,000 will be available to Titan starting August 1, 2010, and an additional $195,000 for the second year starting August 1, 2011 has been recommended subject to availability of funds and satisfactory progress of the project. The grant will be administered by the National Institute of Neurological Disorders and Stroke (NINDS).

Parkinson’s disease (PD) is a progressive disorder associated with a loss of dopamine producing neurons in the brain. The cornerstone of symptomatic treatment for PD is dopamine replacement therapy, and dopamine agonists such as pramipexole, ropinirole, apomorphine, and lisuride play a key part in the treatment of early as well as advanced stages of the disease. There is increasing evidence that maintaining continuous and stable blood levels of the dopamine agonists may minimize the motor fluctuations and dyskinesias (involuntary movements) that are a debilitating side effect of the frequent oral administration of current dopamine replacement therapies.

Titan’s ProNeura technology can be used to develop a subcutaneous implant that provides round-the-clock delivery of dopamine agonists while maintaining a stable, non-fluctuating plasma drug level for 6 months or longer following a single treatment. The SBIR grant will cover all the external expenses for the initial evaluation of the non-clinical safety and efficacy of implant formulations of select dopamine agonists that are currently marketed for the treatment of PD. These studies will take approximately two years to complete and the data will provide a basis for further development of potential product candidates that may alleviate the ‘on/off’ motor fluctuations and treatment-related dyskinesias associated with current dopamine-replacement treatment regimens.

“We are very pleased by the award of this SBIR grant” said Sunil Bhonsle, President of Titan. “Long term, non-fluctuating drug delivery using our ProNeura technology has been initially established with Probuphine® which is currently in Phase 3 clinical development for the treatment of opiate addiction, and this SBIR grant gives us an opportunity to investigate expanding the use of this technology” he noted.

“Parkinson’s disease is a progressively debilitating condition and this support from NINDS will help us evaluate the possibility of alleviating some side-effects of current treatments, and hopefully make a meaningful difference for these patients” said Marc Rubin, M.D., Executive Chairman of Titan.

There are over 1.5 million PD patients in the US, with about 50,000 new patients each year.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, 650-244-4990

President

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